Exhibit 16.1

March 2, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of the Current Report on Form 8-K of T3 Motion, Inc., dated March 2, 2017, and we agree with the statements set forth therein insofar as such comments relate to us.

Very truly yours,

/s/ TAAD LLP